Registration No. 333-209572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nomad Foods Limited

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	2000	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 5 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 81IA

+(44) 208 918 3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mariposa Capital, LLC

5200 Blue Lagoon Drive

Suite 855

Miami, FL 33126

(561) 447-2509

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Donn A. Beloff, Esq.

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

Phone: (954) 765-0500/Fax: (954) 765-1477

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒  333-209572

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-209572) (as supplemented, the “Registration Statement”) is being filed pursuant to the undertaking of the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission (the “SEC”) on February 26, 2016, solely to include the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, as filed with the SEC on April 1, 2016, into such Registration Statement which Annual Report is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information included in this filing updates the Registration Statement and the prospectus contained therein (as supplemented and amended, the “Prospectus”). No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

EXPERTS—PREDECESSOR AND SUCCESSOR

The consolidated financial statements of Nomad Foods Limited at December 31, 2015 and March 31, 2015, and the results of its operations and its cash flows for the nine months ended December 31, 2015 and the year ended March 31, 2015 included in the Registration Statement and Prospectus pursuant to this Post-Effective Amendment by reference to the Annual Report on Form 20-F for the fiscal year ended December 31, 2015, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Iglo Foods Holdings Limited as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the five months ended May 31, 2015 and for each of the two years in the period ended December 31, 2014 included in the Registration Statement and Prospectus pursuant to this Post-Effective Amendment by reference to the Annual Report on Form 20-F for the fiscal year ended December 31, 2015, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The current address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, United Kingdom WC2N 6RH.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into Letter of Appointments with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

On April 1, 2014, we issued two Founder Preferred Shares, one to Toms Acquisition I LLC and one to Mariposa Acquisition II, LLC (collectively, the “Founders Entities”) at a price of $10.00 per share. We issued these shares in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On April 15, 2014, we completed an underwritten public offering of 48,500,000 of our ordinary shares in the United Kingdom, at a price of $10.00 per share led by Barclays Bank plc and Citigroup Global Markets Limited and exempt from registration in the United States under Section 4(a)(2) and outside the United States under Regulation S under the Securities Act. The aggregate offering amount was $485,000,000 and the aggregate underwriting discount was 1.5% of the aggregate offering price. Purchasers in the April 2014 offering also received warrants (the “Warrants”) to subscribe for our ordinary shares on the basis of one warrant per ordinary share were also issued to purchasers in the April 2014 offering. The Warrants were exercisable on the basis of three warrants per ordinary share at an exercise price of $11.50 (which was subsequently reduced to $10.50) per whole ordinary share.

In connection with the April 2014 offering, we issued (i) 1,499,998 Founder Preferred Shares to the Founder Entities for $10.00 per ordinary share in reliance on the exemption(s) from registration provided by Section 4(a)(2) of the Securities Act and (ii) 25,000 ordinary shares to our independent directors for $10.00 per ordinary share in reliance on the exemption(s) from registration provided by Regulation S under the Securities Act.

In May 2015, we issued 75,666,669 of our ordinary shares in a private placement to certain institutional investors at a price of $10.50 per ordinary share in reliance on the exemption(s) from registration provided by Section 4(a)(2) of the Securities Act.

Between May and June 2015, we issued an aggregate of 16,673,307 ordinary shares pursuant to the exercise of the Warrants. We relied on the exemption(s) from registration provided by Section 4(a)(2) of the Securities Act. There are no Warrants currently outstanding.

On June 1, 2015, we issued 13,743,094 ordinary shares to Birds Eye Iglo Limited Partnership Inc in connection with the Iglo Acquisition. We relied on the exemption(s) from registration provided by Section 4(a)(2) of the Securities Act.

On July 14, 2015, we completed an underwritten offering of 15,445,346 ordinary shares at a per share price of $20.75 per ordinary share led by UBS Limited, Barclays Bank PLC and Credit Suisse Securities (Europe) Limited and exempt from registration in the United States under Section 4(a)(2) and outside the United States under Regulation S under the Securities Act. The aggregate offering amount was $320,000,000 and the aggregate underwriting discount was 1.5%.

On November 26, 2015, we issued 13,104 ordinary shares to certain of our senior management employees (excluding our executive officers) pursuant to our 2015 Employee Share Purchase Plan at a purchase price of $12.50 per ordinary share. We relied on the exemption from registration provided by Rule 701 of the Securities Act.

On December 26, 2015, we issued 34,780 restricted stock units to certain of our directors as part of our annual director compensation program that may vest into ordinary shares subject to certain vesting conditions. We relied on the exemption from registration provided by Rule 701 of the Securities Act.

On January 1, 2016, we issued 4,950,000 restricted stock units to certain of our senior management employees that may vest into ordinary shares subject to certain vesting conditions. We relied on the exemption from registration provided by Rule 701 of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

		Incorporation by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Period covered or Date of Filing	Previously Filed	Included in this Registration Statement

2.1	Share Purchase Agreement, dated as of April 20, 2015, between Nomad Holdings Limited and Birds Eye Iglo Limited Partnership Inc.	F-1 (333-208181)	2.1	11/24/15

2.2	Share Sale and Purchase Agreement, dated as of October 29, 2015, among Liongem Sweden 1 AB, Iglo Foods Group Limited and Nomad Foods Limited	F-1 (333-208181)	2.2	11/24/15

3.1	Amended and Restated Memorandum and Articles of Association

4.1	Registration Rights Agreement dated as of June 1, 2015 among Nomad Holdings Limited, Birds Eye Iglo Limited Partnership Inc, Mariposa Acquisition II, LLC, TOMS Acquisition I LLC, TOMS Capital Investments LLC and funds managed by Pershing Square.	F-1 (333-208181)	4.1	11/24/15

		Incorporation by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Period covered or Date of Filing	Previously Filed	Included in this Registration Statement

4.2	Indenture dated as of July 17, 2014 among Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Deutsch Bank Luxembourg S.A., and Credit Suisse AG, London Branch and certain Iglo entities named therein.	F-1 (333-208181)	4.2	11/24/15

4.3	Specimen of ordinary share certificate of Nomad Foods Limited	F-1 (333-208181)	4.3	12/22/15

4.4	Specimen of preferred share certificate of Nomad Foods Limited				X

5.1	Opinion of Ogier				X

10.1	Amendment and Restatement Agreement, dated October 23, 2015, Relating to a Senior Facilities Agreement dated as of July 3, 2014, as amended and restated pursuant to an Amendment and Restatement Agreement dated May 6, 2015, among Iglo Foods Midco Limited, Credit Suisse AG, London Branch, Barclays Bank PLC and UBS Limited.	F-1 (333-208181)	10.1	11/24/15

10.2	Nomad Foods Limited Long-Term 2015 Incentive Plan†	F-1 (333-208181)	10.2	11/24/15

10.3	Services Agreement between the Company and Stéfan Descheemaeker†	F-1 (333-208181)	10.3	11/24/15

10.4	Contract of Employment, dated as of September 4, 2015, between the Company and Paul Kenyon†	F-1 (333-208181)	10.4	11/24/15

10.5	Advisory Services Agreement, dated as of June 15, 2015, among Nomad Foods Limited, Mariposa Capital, LLC and TOMS Capital LLC	F-1 (333-208181)	10.5	11/24/15

Incorporation by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Period covered or Date of Filing	Previously Filed	Included in this Registration Statement

10.6	Placing Agreement, dated as of April 10, 2014, among Nomad Holdings Limited, the Directors thereof, Toms Acquisition I LLC, Mariposa Acquisition II, LLC, Barclays Bank PLC and Citigroup Global Markets Limited.	F-1 (333-208181)	10.6	11/24/15

10.7	Contract of Employment, dated as of January 5, 2007, between Tania Howarth and the Company, and related letter agreement	20-F	4.9	4/1/16

21.1	List of Significant Subsidiaries	20-F	21.1	4/1/16

23.1	Consent of PricewaterhouseCoopers LLP (Predecessor)					X

23.2	Consent of PricewaterhouseCoopers LLP (Successor)					X

23.3	Consent of PricewaterhouseCoopers LLP (Findus)				X

23.4	Consent of Ogier (contained in Exhibit 5.1 previously filed)				X

24	Power of attorney (included on signature page of initial filing)				X

99.1	Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2015					X

†	Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United Kingdom on April 1, 2016.

NOMAD FOODS LIMITED

By:	/s/ Stéfan Descheemaeker
Name: Stéfan Descheemaeker
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stéfan Descheemaeker Stéfan Descheemaeker	(Principal Executive Officer and Director)	April 1, 2016

/s/ Paul Kenyon Paul Kenyon	(Principal Financial Officer and Principal Accounting Officer and Director)	April 1, 2016

* Martin E. Franklin	Director	April 1, 2016

* Noam Gottesman	Director	April 1, 2016

* John Coyle	Director	April 1, 2016

* Jeremy Isaacs CBE	Director	April 1, 2016

* Victoria Parry	Director	April 1, 2016

* James E Lillie	Director	April 1, 2016

* Lord Myners of Truro CBE	Director	April 1, 2016

* Brian Welch	Director	April 1, 2016

/s/ Paul Kenyon Paul Kenyon *As Attorney-In-Fact		April 1, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form F-1 has been signed on behalf of the Registrant by the undersigned, solely in its capacity as the duly authorized representatives of the Registrant in the United States, on April 1, 2016.

By:	/s/ Desiree DeStefano
Name: Desiree DeStefano